NEOSURG  TECHNOLOGIES,  INC.

                                  STOCK  ORDER  FORM
                               GUIDE  AND  INSTRUCTIONS


                               STOCK  OWNERSHIP  GUIDE



INDIVIDUAL

The stock is to be registered in an individual's name only. You may not list beneficiaries for this ownership.

JOINT  TENANTS

Joint Tenancy with Right of Survivorship identifies two or more persons as owners of the stock. Upon the death of one of the owners, ownership automatically passes to the surviving tenant(s). You may not list beneficiaries for this ownership.

TENANTS  IN  COMMON

Tenants in Common identifies two or more persons as owners of the stock. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

INDIVIDUAL  RETIREMENT  ACCOUNT

Individual Retirement Account ("IRA") holders may make stock purchases from their IRA through a pre-arranged "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. Please contact the Stock Sales Center if you have any questions about your IRA account or to obtain a list of local brokers who will open a self-directed IRA, or check with your broker.




UNIFORM  GIFT  TO  MINORS/UNIFORM  TRANSFERS  TO  MINORS

For Texas residents and residents of many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. For residents of most other states, stock may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the minor reaches legal age.

Instructions:  If  you  are  a Texas resident and wish to register stock in this
------------
ownership, check "Uniform Transfers to Minors." For other states, see your legal advisor if you are unsure about the correct registration of your stock.

On the first "NAME" line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" after the name. Print the first name, middle initial and last name of the minor on the second "NAME line. Only one custodian and one minor may be designated.

CORPORATION/PARTNERSHIPS

Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership's legal name and Tax I.D. number.

FIDUCIARIES:

Generally, fiduciary relation-ships (such as Conservatorship, Legal Trust, Guardianship, etc.) are established under a form of a trust agreement or are pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions:  On  the  first  "NAME" line, print the first name, middle initial
------------
and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated," fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: John D. Smith, Trustee for Thomas A. Smith Under Agreement Dated 06/09/87.



                                 ITEM  INSTRUCTION


ITEMS  1  AND  2

Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $6.75 per share. The minimum purchase is 200 shares. The maximum purchase amount in the Offering by any person is $____ of the common stock in the Offering.

ITEM  3

Payment for shares may be made in cash (only if delivered by you in person) or by check, bank draft or money order made payable to Oxford Financial Group. DO NOT MAIL CASH. If you choose to make a cash payment, take your Stock Order Form and payment in person to the Stock Sales Office listed at the bottom of the Stock Order Form. Your funds will earn interest as provided in the Prospectus.

ITEM  6

The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of NeoSurg Technologies, Inc. common stock. Print the name(s) in which you want the stock registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initial. Please omit words that do not affect ownership rights, such as "Mrs.," "Mr.," "Dr.," "special account," etc.

Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. Be sure to include your telephone number because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide on this page and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.